Exhibit 2(k)(ii)

                                  AMENDMENT TO
                            ADMINISTRATION AGREEMENT

     This is an amendment dated November 2, 2001 to the Administration Agreement ("Agreement") between Pilgrim Senior Income Fund ("Fund") and ING Pilgrim Group, LLC, which was made the 15th day of December, 2000.

WHEREAS, The Board of Trustees has determined that it is in the best interest of the Fund to synchronize the annual renewal of this Agreement with the renewal of the Fund's investment management agreement, which also requires annual renewal by the Fund's Board of Trustees, to facilitate the Fund's compliance schedule and administration.

THEREFORE, the parties agree that this Agreement, as amended, shall be dated September 1, 2001.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year set forth above.


                                        PILGRIM SENIOR INCOME FUND


                                        By: /s/ Robert S. Naka
                                            ------------------------------------
                                            Robert S. Naka
                                            Senior Vice President


                                        ING PILGRIM GROUP, LLC


                                        By: /s/ Michael J. Roland
                                            ------------------------------------
                                            Michael J. Roland
                                            Senior Vice President